Exhibit 99.1

Payless ShoeSource Reports Third Quarter Same-Store Sales Increased 5.2%

          TOPEKA, Kan., Nov. 2 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today reported that same-store sales increased 5.2 percent during the third quarter of fiscal 2006, the thirteen weeks ended October 28, 2006. All data in this press release relate to continuing operations.

          Total sales for the third quarter were $703.4 million, a 5.5 percent increase from $666.5 million during the third quarter 2005.

          Sales were as follows (unaudited):

THIRD QUARTER SALES (DOLLARS IN MILLIONS)

Fiscal 2006*	Fiscal 2005*	Percent Increase	Same-Store Sales** Percent Increase

$703.4	$666.5	5.5%	5.2%

YEAR TO DATE SALES (DOLLARS IN BILLIONS)

Fiscal 2006*	Fiscal 2005*	Percent Increase	Same-Store Sales** Percent Increase

$2.10	$2.05	2.4%	2.6%

* The fiscal year for operations in the company’s Latin American region is based on a December 31 year-end.  Operations in the company’s Latin American region (180 stores) are included in total company results on a one-month lag relative to results from other regions.

** Same-store sales represent sales of those stores in the United States, Canada, Puerto Rico, Guam and Saipan that were open during both periods. Same-store-sales exclude stores in the company’s Latin American region.

          “We are very pleased with our sales results for the third quarter,” said Matt Rubel, President and Chief Executive Officer of Payless ShoeSource. “Footwear sales were strong across all segments of our women’s and children’s categories.”

          Based on third quarter results, the Company expects diluted earnings per share from continuing operations for the third quarter to be in the range of $0.43 to $0.46, which includes a favorable income tax impact of approximately $0.02 to $0.03 per diluted share for changes in the effective income tax rate. As part of this announcement, the Company said it will no longer be issuing a quarterly sales release.  Quarterly sales results, including same-store sales results, will be reported as part of the quarterly earnings release beginning in the fourth quarter of fiscal 2006.

          As previously announced, the Company exited retail operations in Japan during the third quarter, closing its one test location.  Total exit costs are estimated to be approximately $2 million pre-tax and before minority interest, with virtually all costs incurred in the third quarter of 2006.  Results of Japan retail operations for all periods will be reported as discontinued operations.

          The Company intends to report earnings results for the third quarter on Tuesday, November 21st, 2006.  The release will be made after the market closes, at approximately 4:05 p.m. ET.  A conference call with management will take place on the same day at 5 p.m. ET.

          Payless ShoeSource, Inc. is the largest specialty family footwear retailer in the Western Hemisphere, dedicated to democratizing fashion and design in footwear and accessories and inspiring fun, fashion possibilities for the family at a great value.  At the end of the third quarter 2006, the Company operated a total of 4,574 stores.  In addition, customers can buy shoes over the Internet through Payless.com(R), at http://www.payless.com .

          This release contains forward-looking statements relating to anticipated financial performance.  A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations.  Please refer to the company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006 and the Form 10-Q for the period ending July 29, 2006 for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

          For additional information regarding third quarter 2006 sales performance, please call the Payless ShoeSource Investor Relations phone line at 1-800-626-3204.  Select submenu 1, option 2.

SOURCE  Payless ShoeSource, Inc.
          -0-                                                       11/02/2006
          /CONTACT: Ron Cooperman of Payless ShoeSource, +1-785-295-6026/
          /Company News On-Call:  http://www.prnewswire.com/comp/136152.html/
          /Web site:  http://www.paylessinfo.com /